Exhibit 99.1

DAVIDsTEA Inc. Announces Fourth Quarter and Fiscal 2015 Financial Results

Fourth quarter sales growth of 22.7% to  C$75.8 million; comparable sales increase of 6.6%

Fourth quarter adjusted EBITDA growth of 14.5% to  C$18.9 million

Fourth quarter adjusted net income of  C$11.8 million or  C$0.45 per fully diluted share

FY15 adjusted net income of  C$10.5 million or  C$0.40 per fully diluted share

MONTREAL, April 12, 2016 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the three months and year ended January 30, 2016.

For the three months ended January 30, 2016:

•	Sales increased by 22.7% to C$75.8 million from C$61.8 million in the fourth quarter of fiscal 2014. Comparable sales increased by 6.6%.
•

Gross profit increased by 20.9% to  C$42.2 million from  C$34.9 million in the fourth quarter of fiscal 2014, while gross profit as a percent of sales decreased to 55.7% from 56.5% in the fourth quarter of fiscal 2014. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact of the stronger U.S. dollar on U.S. dollar denominated purchases partially offset by supply chain efficiencies. On a constant currency basis, gross profit as a percent of sales was 57.9%.

•

Selling, general and administration expenses (“SG&A”) decreased to C$22.0 million from C$22.3 million in the fourth quarter of fiscal 2014. Excluding one-time costs, SG&A increased to C$26.0 million from C$20.6 million in the fourth quarter of fiscal 2014. As a percent of sales, SG&A excluding these one-time costs, increased to 34.3% from 33.3%, due primarily to public company related costs and higher wage and compensation costs.

•

Results from operating activities were C$20.2 million as compared to C$12.6 million in the fourth quarter of fiscal 2014. Excluding one-time costs, results from operating activities improved to C$16.2 million from C$14.3 million in the fourth quarter of fiscal 2014.

•

The Company opened 10 new stores in the fourth quarter and ended the quarter for a total of 193 stores in Canada and the U.S. This represents an increase of 25% from the end of the fourth quarter of fiscal 2014.

•

Adjusted EBITDA was C$18.9 million compared to C$16.5 million in the fourth quarter of fiscal 2014. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•

Net income was C$14.8 million compared to C$7.9 million in the fourth quarter of fiscal 2014. Adjusted net income, which excludes IPO-related and other one-time income or expenses (see Reconciliation of IFRS basis to Adjusted net income(loss) table), was C$11.8 million compared to C$11.4 million in the fourth quarter of fiscal 2014.

•

Fully diluted income per common share was C$0.57 compared to C$0.64 in the fourth quarter of fiscal 2014. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was  C$0.45 per share compared to  C$0.46 per share in the fourth quarter of fiscal 2014.

Sylvain Toutant, President and Chief Executive Officer, stated: “We are very pleased to have ended the year with a strong fourth quarter and to have delivered on our fiscal 2015 revenue and earnings goals that we set at the beginning of the year.  Our performance reflects our ability to execute, despite pronounced economic headwinds affecting the Canadian market and the adverse impact of the weaker Canadian dollar. Both our fourth quarter and fiscal year 2015 performance demonstrate the appeal of the DAVIDsTEA concept. Our innovative merchandise assortment and engaging in-store experience, highlighted by our unique and compelling marketing efforts, continues to resonate with our customers and is driving the success we see across new and existing stores.”

Mr. Toutant continued, “In fiscal 2016, we expect to deliver a year in line with our longer term growth targets despite our forecast that we will be absorbing foreign exchange rate headwinds and higher wage and compensation expenses. We remain focused on our strategic priorities of growing our store base, driving comparable sales, increasing brand awareness and expanding profitability. We expect to build upon our merchandising and marketing success as we deliver a steady stream of compelling, new products and further utilize our unique grassroots marketing efforts, digital campaigns and enhanced e-commerce platform, as we continue to expand our footprint to realize the total potential of over 550 stores that we believe exists for the DAVIDsTEA brand in North America.”

For the year ended January 30, 2016:

•	Sales increased by 27.3% to C$180.7 million from C$141.9 million in fiscal 2014. Comparable sales increased by 6.6%.
•

Gross profit increased by 22.7% to  C$95.3 million from  C$77.7 million in fiscal 2014, while gross profit as a percent of sales decreased to 52.8% from 54.8% in fiscal 2014. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact from the stronger U.S. dollar on U.S. dollar denominated purchases during the year ended January 30, 2016. On a constant currency basis, gross profit as a percent of sales was 55.2%.

•

SG&A increased to  C$80.1 million from  C$66.6 million in fiscal 2014. Excluding one-time costs, SG&A increased to C$79.8 million from C$63.0 million in fiscal 2014. As a percent of sales, SG&A, excluding these one-time costs, decreased to 44.2% from 44.4%, due primarily to leveraging of fixed expenses.

•

Results from operating activities were C$15.2 million as compared to C$11.1 million in fiscal 2014. Excluding one-time costs, results from operating activities increased to C$15.5 million from C$14.7 million in fiscal 2014.

•	The Company opened 39 net new stores in the year ended January 30, 2016, and ended the year with a total of 193 stores in Canada and the U.S. This represents an increase of 25% from fiscal 2014.
•	Adjusted EBITDA was C$24.6 million compared to C$21.9 million in fiscal 2014. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).
•

Net loss was  C($131.4) million compared to net income of C$6.5 million in fiscal 2014. The decrease in net income in fiscal 2015 is primarily due to a  C$140.9 million non-cash loss in the second quarter of fiscal 2015 associated with the embedded derivative on Series A, A-1 and A-2 preferred shares. In conjunction with the IPO transaction, all preferred shares were converted into common shares. As a result, this charge will not reoccur. Adjusted net income, which excludes IPO-related and other one-time costs for the year ended January 30, 2016 (see Reconciliation of IFRS basis to Adjusted net income table), was C$10.5 million compared to C$9.6 million in fiscal 2014.

•

Fully diluted income (loss) per common share was C$(6.65) compared to  C$0.45 in fiscal 2014. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was C$0.40 per share compared to  C$0.38 per share in fiscal 2014.

Results for fiscal 2015 included 52 weeks compared to 53 weeks in fiscal 2014, or a 13-week fourth quarter in 2015 versus a 14-week fourth quarter in 2014. The 53rd week contributed approximately $2.7 million in sales in fiscal 2014.

Balance sheet highlights as of January 30, 2016:

•	Cash: C$72.5 million.
•	Total liquidity (cash plus availability on a C$20.0 million revolving facility): C$92.5 million.

First Quarter and Fiscal 2016 Outlook:

For the first quarter of fiscal 2016, sales are expected to be in the range of C$43.0 million to C$44.0 million based on opening 2 new stores and assuming a comparable sales increase in the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$4.0 million to C$4.5 million. Net income is expected to be in the range of C$0.9 million to C$1.2 million, with fully diluted income per common share in the range of C$0.04 to C$0.05 on approximately 26.0 million fully diluted weighted average shares outstanding.

For fiscal 2016, sales are expected to be in the range of C$215.0 million to C$219.0 million based on opening 40 new stores for the full year and assuming a comparable sales increase in the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$31.0 million to C$33.0 million. Adjusted net income is expected to be in the range of C$13.0 million to C$14.0 million, with an adjusted fully diluted income per common share range of C$0.50 to C$0.54 on approximately 26.1 million adjusted fully diluted weighted average shares outstanding.

Conference Call Information:

A conference call to discuss the fourth quarter and Fiscal 2015 financial results is scheduled for today, April 12, 2016, at 4:30 p.m. Eastern Standard Time. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share. Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share may differ from similar measures reported by other companies. We believe that Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share allow for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, impairment costs, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit and non-recurring expenses relating to our initial public offering. These measures also function as benchmarks to evaluate our operating performance. Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•	Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share do not reflect changes in, or cash requirements for, our working capital needs; and

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s growth prospects, product offerings and financial guidance for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s fourth fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 12, 2016. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a fast-growing branded retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages primarily through 193 company-operated DAVIDsTEA stores as of January 30, 2016, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at	As at
	January 30, 2016	January 31, 2015
	$	$

ASSETS
Current
Cash	72,514	19,784
Accounts and other receivables	2,702	2,355
Inventories	17,767	12,517
Income tax receivable	605	852
Prepaid expenses and deposits	4,493	3,050
Derivative financial instruments	3,442	—
Total current assets	101,523	38,558
Property and equipment	47,330	35,621
Intangible assets	2,242	1,669
Deferred income tax assets	7,877	3,212
Total assets	158,972	79,060
LIABILITIES AND EQUITY (DEFICIENCY)
Current
Trade and other payables	14,435	12,441
Deferred revenue	3,762	2,634
Income taxes payable	62	87
Current portion of provisions	512	258
Current portion of long-term debt and finance lease obligations	—	4,287
Total current liabilities	18,771	19,707
Deferred rent and lease inducements	6,002	4,137
Provisions	162	616
Long-term debt and finance lease obligations	—	6,142
Deferred income tax liabilities	—	357
Loan from the controlling shareholder	—	2,952
Preferred shares — Series A, A-1 and A-2	—	28,768
Financial derivative liability embedded in preferred shares — Series A, A-1 and A-2	—	16,427
Total liabilities	24,935	79,106
Equity (deficiency)
Share capital	259,205	385
Contributed surplus	7,094	1,412
Deficit	(138,465)	(4,129)
Accumulated other comprehensive income	6,203	2,286
Total equity (deficiency)	134,037	(46)
	158,972	79,060

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

[Unaudited and in thousands of Canadian dollars, except share information]

	For the three months ended		For the year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
	$	$	$	$

Sales	75,760	61,768	180,690	141,883
Cost of sales	33,590	26,850	85,359	64,185
Gross profit	42,170	34,918	95,331	77,698
Selling, general and administration expenses	21,966	22,276	80,116	66,565
Results from operating activities	20,204	12,642	15,215	11,133
Finance costs	20	607	1,051	2,345
Finance income	(117)	(19)	(348)	(133)
Accretion of preferred shares	—	290	401	1,044
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	4,073	140,874	380
IPO-related costs	—	821	—	856
Settlement cost related to former option holder	—	—	—	520
Income (loss) before income taxes	20,301	6,870	(126,763)	6,121
Provision for income tax (recovery)	5,547	(1,060)	4,668	(333)
Net income (loss)	14,754	7,930	(131,431)	6,454
Other comprehensive income
Items to be reclassified subsequently to income:
Unrealized gain on forward exchange contracts	3,359	—	5,253	—
Realized net gain on forward exchange contracts reclassified to inventory	(700)	—	(1,811)	—
Provision for income tax on comprehensive income	(891)	—	(1,437)	—
Provision for income tax recovery on comprehensive income	186	—	524	—
Cumulative translation adjustment	1,167	1,339	1,388	1,475
Other comprehensive income, net of tax	3,121	1,339	3,917	1,475
Total comprehensive income (loss)	17,875	9,269	(127,514)	7,929
Net Income (loss) per share:
Basic	0.61	0.66	(6.65)	0.54
Fully diluted	0.57	0.64	(6.65)	0.45
Weighted average number of shares outstanding
— basic	24,012,512	12,024,835	19,776,946	11,984,763
— fully diluted	25,929,818	19,824,352	19,776,946	19,966,846

CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
	$	$	$	$

OPERATING ACTIVITIES
Net income (loss)	14,754	7,930	(131,431)	6,454
Items not affecting cash:
Depreciation of property and equipment	1,739	1,374	5,832	4,874
Amortization of intangible assets	180	139	613	573
Loss on disposal of property and equipment	5	31	297	31
Impairment of property and equipment	—	1,439	—	2,740
Deferred rent	350	212	1,165	802
Provision (recovery) for onerous contracts	—	276	(265)	805
Stock-based compensation expense	473	370	1,749	947
Settlement related to cashless exercise of stock options, net of income taxes recovered	(2,976)	—	(2,976)	—
Settlement cost related to former option holder	—	—	—	345
Amortization of financing fees	65	44	241	172
Accretion of preferred shares	—	290	401	1,044
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	4,073	140,874	380
Deferred income taxes (recovered)	353	(3,059)	1,364	(3,024)
	14,943	13,119	17,864	16,143
Net change in other non-cash working capital balances related to operations	13,938	8,796	(2,272)	823
Cash flows related to operating activities	28,881	21,915	15,592	16,966
FINANCING ACTIVITIES
Repayment of finance lease obligations	—	(80)	(552)	(314)
Proceeds from issuance of long-term debt	—	—	9,996	—
Repayment of long-term debt	—	(1,155)	(20,010)	(3,375)
Repayment of loan from the controlling shareholder	—	—	(2,952)	—
Proceeds from issuance of common shares pursuant to exercise of stock options	57	—	143	40
Proceeds from issuance of Series A-1 and A-2 preferred shares	—	850	—	4,404
Gross proceeds of initial public offering	—	—	79,370	—
Issuance costs paid on initial public offering	(41)	—	(10,661)	—
Financing fees	14	3	(172)	(134)
Cash flows related to financing activities	30	(382)	55,162	621
INVESTING ACTIVITIES
Additions to property and equipment	(4,437)	(3,622)	(16,852)	(12,432)
Additions to intangible assets	(211)	(128)	(1,172)	(721)
Cash flows related to investing activities	(4,648)	(3,750)	(18,024)	(13,153)
Increase in cash during the period	24,263	17,783	52,730	4,434
Cash, beginning of period	48,251	2,001	19,784	15,350
Cash, end of period	72,514	19,784	72,514	19,784

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the year ended
(in thousands)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net income (loss)	$14,754	$7,930	$(131,431)	$6,454
Finance costs	20	607	1,051	2,345
Finance income	(117)	(19)	(348)	(133)
Depreciation and amortization	1,919	1,513	6,445	5,447
Loss on disposal of property and equipment	5	31	5	31
Provision for income tax (recovery)	5,547	(1,060)	4,668	(333)
EBITDA	$22,128	$9,002	$(119,610)	$13,811
Additional adjustments :
Stock-based compensation expense (a)	473	370	1,749	947
Settlement related to cashless exercise of employee stock options (b)	(4,052)	—	—	—
Impairment of property and equipment (c)	—	1,439	—	2,740
Provision (recovery) for onerous contracts (d)	—	276	(265)	805
Deferred rent (e)	350	212	1,165	802
Loss on disposal of property and equipment (f)	—	—	292	—
Accretion of preferred shares (g)	—	290	401	1,044
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (h)	—	4,073	140,874	380
IPO-related costs (i)	—	821	—	856
Settlement costs related to former option holder (j)	—	—	—	520
Adjusted EBITDA	$18,899	$16,483	$24,606	$21,905

(a)	Represents non-cash stock-based compensation expense.
(b)	Represents settlement related to cashless exercise of employee stock options.
(c)	Represents costs related to impairment of property, equipment and intangible assets for stores in the United States.
(d)

Represents provision and non-cash recovery related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(e)	Represents the extent to which our annual rent expense has been above or below our cash rent.
(f)	Represents non-cash costs related to closure of one store due to termination of sub-lease.
(g)

Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares were converted automatically into common shares.

(h)	Represents non-cash market loss for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with our initial public offering, this liability was converted into equity.
(i)	Represents fees and expenses incurred in connection with our initial public offering.
(j)	Represents costs incurred to settle a dispute with a former option holder.

Reconciliation of IFRS basis to Adjusted net income(loss)

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net income (loss)	14,754	7,930	(131,431)	6,454
Settlement related to cashless exercise of employee stock options (a)	(4,052)	—	—	—
Finance costs related to preferred shares (b)	—	367	477	1,293
Impairment of property and equipment (c)	—	1,439	—	2,740
Provision for onerous contracts (d)	—	276	—	805
Loss on disposal of property and equipment (e)	—	—	292	—
Accretion of preferred shares (f)	—	290	401	1,044
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (g)	—	4,073	140,874	380
IPO-related costs (h)	—	821	—	856
Settlement costs related to former option holder (i)	—	—	—	520
Recognition of previously unrecognized U.S. tax losses (j)	—	(3,170)	—	(3,170)
Income tax expense adjustment (k)	1,076	(673)	(75)	(1,306)
Adjusted net income	$ 11,778	$ 11,353	$ 10,538	$ 9,616

(a)	Represents settlement related to cashless exercise of employee stock options.
(b)	Represents finance fees related to the preferred shares. Upon the completion of the initial public offering, we converted the liability associated with these preferred shares into equity.
(c)	Represents costs related to impairment of property, equipment and intangible assets for stores in the United States.
(d)

Represents provision related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(e)	Represents non-cash costs related to closure of one store due to termination of sub-lease.
(f)

Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares were converted automatically into common shares.

(g)	Represents non-cash market loss for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with our initial public offering, this liability was converted into equity.
(h)	Represents fees and expenses incurred in connection with the initial public offering.
(i)	Represents costs incurred to settle a dispute with a former option holder.
(j)	Represents income tax recovery on recognition of U.S. tax loss carryovers.
(k)

Removes the income tax impact of the stock-based compensation expense for cashless exercise, impairment of property and equipment, provision for onerous contracts, loss on disposal of property and equipment, IPO-related costs and settlement costs related to former option holder, referenced in notes (a), (c), (d), (e), (h) and (i).

Reconciliation of fully diluted weighted average common shares outstanding, as reported, adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	For the three months ended		For the year ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Weighted average number of shares outstanding, fully diluted	25,929,818	19,824,352	19,776,946	19,966,846
Adjustments:
Adjustment for conversion of preferred shares Series A, A-1 and A-2 (a)	—	1,586,390	2,888,749	1,673,838
Initial public company share issuance (b)	—	3,414,261	1,213,332	3,414,261
Adjustment for anti-dilution (c)	—	—	2,229,057	—
Adjusted weighted average number of shares outstanding, fully diluted	25,929,818	24,825,003	26,108,084	25,054,945

Net income (loss) per share, fully diluted	0.57	0.64	(6.65)	0.45

Adjusted net income per share, fully diluted	0.45	0.46	0.40	0.38

(a)	Reflects the impact of the conversion of Series A, A-1 and A-2 preferred shares into common shares, as if they had been available the entire period.
(b)	Reflects the number of common shares issued in the initial public offering, as if they had been available the entire period.
(c)	Reflects the diluted impact of stock options, utilizing the treasury method, and restricted stock units.

Investor Contact

ICR Inc.

Farah Soi/Rachel Schacter

(203)-682-8200

investors@davidstea.com

Media Contact:

ICR, Inc.

Jessica Liddell/Julia Young

203-682-8200

pr@davidstea.com